Exhibit 10.1

Final Version

ANCILLARY AGREEMENT COMPLETION PROTOCOL AND SUPPLEMENTAL AGREEMENT

This Ancillary Agreement Completion Protocol and Supplemental Agreement (this “Agreement”) is entered into as of February 7, 2025 (the “Effective Date”) by and among

(a)	Hefei Tianhui Biotech Co., Ltd., a limited liability company incorporated and existing under the laws of the People’s Republic of China and registered with its registered address at No. 199 Fanhua Road Hefei Economic & Technological Development Area, Hefei, Anhui, PRC (“HTIT Biotech”);

(b)	Technowl Limited, a limited liability company incorporated and existing under the laws of Hong Kong with company number 3336333 and its registered office at Room 1002, 10/F, Carnival Commercial Building, 18 Java Road, North Point, Hong Kong, a wholly-owned indirect subsidiary of HTIT Biotech (“HTIT Sub”)

(HTIT Biotech and HTIT Sub collectively, “HTIT”);

(c)	Oramed Pharmaceuticals Inc., a Nasdaq listed company (NASDAQ: ORMP) incorporated and existing under the laws of the State of Delaware, the U.S., with company number 4951722 and primary business address at 1185 Avenue of the Americas, Third Floor, New York, NY, USA (“Oramed Pharma”);

(d)	Oramed Ltd., a private company incorporated and existing under the laws of Israel with company number 513976712 and its primary business address at 20 Mamilla St., Jerusalem, Israel (“Oramed Ltd.”)

(Oramed Pharma and Oramed Ltd., collectively, “Oramed”); and

(e)	Oramed NewCo, Inc., a corporation duly organized and existing under the laws of the State of Nevada with Nevada Business Identification number NV20243151449 with its principal office at 716 N. Carson t. #B, Carson City, NV 89701 (c/o Capitol Corporate Services, Inc.) (the “Company”).

Each of the parties under the above items (a) through (e) shall be referred to herein as a “Party” and together as the “Parties”.

Recitals

A.	HTIT and Oramed have entered into that certain Joint Venture Agreement dated 22 January 2024 for the purpose of forming a joint venture company relating to the funding, development, production, marketing, and distribution of the Products all as described in greater detail therein (the “JVA”);

B.	The Company has been incorporated by Oramed Pharma as the joint venture company under the JVA;

C.	The Parties intend to amend and supplement the JVA to update the economic terms of the transactions as contemplated by the JVA;

D.	The board of directors of Oramed Pharma has determined that it is in the best interests of Oramed Pharma and its stockholders to effect the Spin Off (as defined below) prior to the Initial Closing as defined herein; and

E.	The Parties now wish to formalize the Ancillary Agreement Completion as defined in the JVA and to proceed with the performance of the JVA subject to certain changes as agreed and set forth in this Agreement, and to set forth the principal actions required to effect the Spin Off.

Now, therefore, in consideration of the mutual representations, warranties and covenants contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.	Definitions and Interpretation

1.1	This Agreement shall be construed as an amendment and supplement to the JVA and shall be considered an integral part thereof. No provision of the JVA shall be deemed to be amended unless expressly provided under this Agreement.

1.2	In this Agreement, all capitalized terms shall have the definitions given in the JVA unless otherwise defined in this Agreement; the following capitalized terms shall have the definitions as follows, or as otherwise given in the provisions hereunder:

1.2.1	“Effective Date” shall mean the date first set forth above.

1.2.2	“Founder Shares” shall have the meaning given in Section 2.2.2.

1.2.3	“Funding Confirmation Document” shall mean the proof of funds in paper or electronic form issued by a bank in Hong Kong showing that HTIT Sub has at least $40 million in its bank account opened with such bank enclosed with a notice from HTIT to Oramed confirming that the PRC Outbound Investment Filings and Approvals have been completed and obtained, including a copy of the PRC Outbound Investment Filings and Approvals with respect to the HTIT Investment Amount.

1.2.4	“Indemnifiable Loss(es)” means, with respect to any Person, any action, cost, direct damage, disbursement, expense, liability, loss, obligation, penalty, or settlement (if such settlement is approved by the indemnifying Party) of any kind or nature, no matter foreseeable or not. Notwithstanding anything to the contrary provided in the preceding sentence, “Indemnifiable Loss(es)” shall include, but shall not be limited to, (i) interest or other costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution or defense of claims and amounts paid in settlement, that have been imposed on or otherwise incurred or suffered by such Person; and (ii) any Taxes that have been payable by such Person directly by reason of the indemnification of any Indemnifiable Loss hereunder (e.g., VAT or similar transaction-based taxes levied directly on the indemnification payment), other than Taxes that would have been payable notwithstanding the event giving rise to indemnification or which are generally levied on income.

1.2.5	“Intercompany Agreements” shall mean the agreements between the Company or any other Group Company and the other Parties or its Affiliate dated on or before the Initial Closing Date as set forth in Section 2.3.1 of this Agreement.

1.2.6	“Listing Date” shall mean the date that the common stock of the Company is first listed and traded on The Nasdaq Stock Market.

1.2.7	“Record Date” means the date as determined by the board of directors of Oramed Pharma as the record date determining the shareholders of Oramed Pharma entitled to the Spin Off.

1.2.8	“Share Swap” shall have the meaning given in Section 7.3.

1.2.9	“Spin Off” shall have the meaning given in Section 7.2.2.

1.2.10	“Spin Off Disclosure Document” shall mean a registration statement on Form S-1 to be filed by the Company with the U.S. Securities and Exchange Commission to effect the registration of shares of common stock of the Company to be distributed by Oramed Pharma concurrently with the completion of the Spin Off, and any other registration statements, including Form S-8 related to securities to be offered under any employee benefit plan, and also includes any amendment or supplement thereto, information statement, periodic report or similar disclosure document, whether or not filed with the U.S. Securities and Exchange Commission or any other governmental entity, in each case, which describes the Spin-Off or primarily relates to the transactions contemplated hereby.

1.3	Section 1.1.4 of the JVA shall be replaced in its entirety with the following:

“Amended and Restated Constitution” shall mean the amended and restated constitutional documents of the Company, including, for instance with respect to a Nevada C-Corp, articles of incorporation and bylaws (collectively), which shall be adopted and effective on or prior to the Initial Closing Date in the agreed form reflecting the business operation, board composition, corporate governance, proceedings arrangements and other terms and conditions in relation to the operation, business and management of the Company.

1.4	Section 1.1.25 of the JVA shall be replaced in its entirety with the following:

“Company Constitution” shall mean the constitutional documents of the Company, including for instance, with respect to a Nevada C-Corp, articles of incorporation and bylaws (collectively), in each case duly adopted and then in effect, and for the avoidance of doubt, upon and after the Initial Closing Date, shall mean the Amended and Restated Constitution.

1.5	The following sections of the JVA in respect of CIK Shares shall be deleted in their entirety without changing the section numbers: Sections 1.1.16, 1.1.17, 1.1.36, 1.1.42 to 1.1.44, 1.1.69, 1.1.108, 5.2.1.8, 5.2.3.3, 6.2, 6.3, and 9.3 and Schedules 3 and 4. For the removal of doubt, it is agreed that Oramed Pharma will have no obligation to issue the CIK Shares as originally set forth in the JVA.

1.6	Sections 1.1.18 to 1.1.21, 1.1.23, 1.1.26, 1.1.53, and 1.1.87 of the JVA shall be deleted in their entirety without changing the section numbers.

1.7	Section 1.1.113 of the JVA shall be replaced in its entirety with the following:

“Shareholders” shall mean Oramed Pharma and HTIT Sub.

1.8	Sections 1.2-1.5 of the JVA shall apply to this Agreement.

1.9	Section 1.1.104 of the JVA (Definition of “PRC Outbound Investment Filings and Approvals”) shall be amended to replace “HTIT’s payment under Section 5.2.2.1 for the Transactions” with “HTIT’s payment under Section 5 for the Transactions.”

2.	JV Incorporation and Execution of Transaction Documents

2.1	Incorporation and Initial Capitalization

2.1.1	Section 2.1.1 of the JVA shall be replaced in its entirety with the following:

Oramed Pharma established and registered the Company under the laws of the State of Nevada as a corporation on 1 July 2024 (the “JV Incorporation”).

During the period starting from the JV Incorporation and ending immediately prior to the completion of the Spin Off, Oramed Pharma shall remain as the sole shareholder of the Company and it will not directly or indirectly Transfer any of the Equity Securities of the Company held by it, or enter into a transaction that would have the same effect, provided that Oramed Pharma may distribute not less than 60% of the outstanding shares of the common stock of the Company to its shareholders for purposes of completing the Spin Off in accordance with this Agreement.

During the period starting from the completion of the Spin Off and ending on the Listing Date, Oramed and HTIT shall not effect, seek, offer or propose (whether publicly or otherwise) to effect, or cause, or participate in, or in any way assist any other Person to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in any acquisition of any Equity Securities (or beneficial ownership (within the meaning of Rule 13(d) of the Exchange Act) thereof) of the Company or form, join or in any way participate in a “group” (within the meaning of Rule 13(d) of the Exchange Act) with respect to the Equity Securities of the Company, other than in accordance with this Agreement.

In the event of any changes to the details of the incorporation materials of the Company (including the Company Constitution), Oramed Pharma shall seek, consider and incorporate comments from HTIT in good faith.

2.1.2	The Company Constitution adopted upon the JV Incorporation is in a vanilla form reflecting the shareholding set out under Section 2.2 below. The Company shall, and Oramed shall cause the Company to, adopt the Amended and Restated Constitution at any time upon or prior to the completion of the Initial Closing.

2.1.3	Section 2.1.5 of the JVA is hereby deleted in its entirety.

2.2	Capitalization and Issue of Shares. Section 2.2 of the JVA shall be replaced in its entirety with the following:

2.2.1	Following the JV Incorporation, the Company will have an authorized share capital as set forth on Part I of Schedule 2. The Company’s share capital shall be comprised of two classes: common stock and Founder Shares.

2.2.2	“Founder Shares” shall be identical to shares of common stock in all respects including par value, voting rights, and pari passu economic rights (including dividend rights and rights upon liquidation) in the Company, except that the following provisions shall apply:

2.2.3	Founder Shares shall be entitled to veto rights as set forth in Section 3.9 of the JVA, as amended and supplemented by this Agreement. The holders of common stock and Founder Shares of the Company will vote together as a single class.

2.2.4	Founder Shares shall be convertible into shares of common stock of the Company on a 1:1 basis.

2.2.5	Founder Shares may only be converted into shares of common stock with the consent of its Shareholder holding such Founder Shares at any time, provided that (x) (i) upon any direct or indirect transfer of the Founder Shares to any third party other than as permitted in Section 4.2 of the JVA; or (ii) upon the Listing Date, all of the Founder Shares held by such Shareholder shall automatically convert into shares of common stock of the Company on a 1:1 basis; or (y) if not converted earlier, on 30 April 2025 all of the Founder Shares held by Oramed Pharma or its permitted transferee(s) shall automatically convert into shares of common stock of the Company on a 1:1 basis. For the avoidance of any doubt, Oramed Pharma and its permitted transferee(s) shall no longer have any veto rights as set forth in Section 3.9 of the JVA, this Agreement and Company Constitution on or after the earlier to occur of (i) the Listing Date and (ii) 30 April 2025.

2.2.6	In consideration for entering into the Oramed Asset Transfer Agreement and performing its obligations thereunder, Oramed Pharma shall be entitled to receive 6,923,076 shares of common stock of the Company, which the Company shall issue to Oramed Pharma in two tranches as follows:

2.2.6.1	Upon or after the Asset Transfer Closing (as defined in the Oramed Asset Transfer Agreement) but prior to the completion of the Spin Off, 4,999,999 shares of common stock of the Company shall be issued to Oramed Pharma as consideration for the Transferred Assets (as defined in the Oramed Asset Transfer Agreement) and deemed fully paid in. For the avoidance of doubt, the capitalization of the Company immediately prior to the completion of the Spin Off shall be the same as the percentages and other information as set forth under Part II of Schedule 2.

2.2.6.2	Subject to the satisfaction of each closing condition set forth in Section 5.4.2.5, Oramed Pharma shall be entitled to receive 1,923,077 shares of common stock of the Company (the “ATA Second Tranche Shares”) as the remainder of the consideration for the Transferred Assets (as defined in the Oramed Asset Transfer Agreement) and deemed fully paid in. The Company shall issue the ATA Second Tranche Shares upon the earlier of the Second Closing, or the Second Closing Deadline. If the Second Closing or the Second Closing Deadline has already occurred, then the Company shall issue the ATA Second Tranche Shares within seven (7) days of the satisfaction of the conditions set forth in Section 5.4.2.5.

2.2.6.3	The Company shall allot and issue all of the aforesaid shares to Oramed Pharma in accordance with the Applicable Law and the Company Constitution, free from all Encumbrances except for any created by the Transaction Documents, and with all rights attached thereto, such that: (a) if upon or following the Second Closing, the capitalization of the Company immediately upon issuance of the ATA Second Tranche Shares shall be the same as the percentages and other information as set forth under Part VI of Schedule 2, and (b) if the Second Closing has not yet occurred, the capitalization of the Company immediately upon issuance of the ATA Second Tranche Shares shall be the same as the percentages and other information as set forth under Part VII of Schedule 2.

2.2.6.4	The Company shall duly register Oramed Pharma as the holder of the aforesaid shares in the Company’s updated record of shareholders dated the Second Closing Date (if issuable on the Second Closing Date) or other applicable issuance date, and deliver a copy of such updated record of shareholders certified to be a true copy by the Company Secretary to each of HTIT Sub and Oramed Pharma.

2.2.6.5	The Company shall deliver to Oramed Pharma a share certificate, duly completed in the name of Oramed Pharma and reflecting its respective ownership of such shares opposite its name.

2.2.7	The Company shall not issue any Founder Shares or shares of common stock without the prior approval of HTIT Sub and Oramed Pharma before the Second Closing, or if Section 5 of this Agreement with respect to the Second Closing is duly terminated pursuant to Section 12.3A of the JVA, such termination date, other than to the Shareholders in accordance with the JVA, as amended and supplemented by this Agreement.

2.3	Intercompany Agreements and Ancillary Agreement Completion

2.3.1	The Parties confirm that the agreed form of the Intercompany Agreements to be signed before or at the Initial Closing are set forth below and attached in the corresponding Exhibit:

INTERCOMPANY AGREEMENT	EXHIBIT
HTIT Supply Agreement	A
HTIT License Agreement	B
Option Agreement	C
Registration Rights Agreement	D

2.3.2	The Parties confirm that the agreed form of the Joinder Agreement is attached as Exhibit E.

2.3.3	The Parties confirm that the agreed form of the Oramed Asset Transfer Agreement is attached as Exhibit F.

2.3.4	Notwithstanding the provisions of Section 7.1 of the JVA, the Parties agree that (a) the Oramed Asset Transfer Agreement, and the Novation Agreement and Release in the form attached as Exhibit G, shall be fully executed by the respective parties thereto simultaneously with this Agreement on the Effective Date; (b) the HTIT Services Agreement and the Oramed Services Agreement may be negotiated and agreed upon in good faith among the Parties at a later date at each Party’s discretion; (c) notwithstanding the provisions of Section 3.6 of the JVA, Oramed shall prepare and deliver the draft of the initial Operating Plan and Budget covering the first two (2) years following the Initial Closing of the operation of the Company as soon as possible after the Effective Date, for HTIT to consider and approve no later than the initial filing of a Spin Off Disclosure Document; (d) the Parties shall prepare and agree on a final form of the Amended and Restated Company Constitution no later than the initial filing of the Spin Off Disclosure Document; and (e) the execution of this Agreement, the Oramed Asset Transfer Agreement and the Novation Agreement and Release, and the attachment of the final form of the Intercompany Agreements and other aforementioned documents to this Agreement shall be deemed as the Ancillary Agreement Completion for purposes of the JVA, as amended and supplemented by this Agreement.

3.	Corporate Governance; Business and Operations

3.1	Board of Directors

3.1.1	The Company shall take all necessary or desirable actions as may be required under Applicable Law, listing rules, and the Amended and Restated Constitution to (a) cause three (3) individuals as designated by HTIT from time to time in consultation with the Company to be appointed as the directors of the Company as from the Initial Closing Date, and (b) cause the same individuals or another individuals designated by HTIT in consultation with the Company to be re-elected or appointed as the directors of the Company from time to time after the Initial Closing Date.

3.1.2	The Parties agree that HTIT has the right to select and nominate two (2) of the initial four (4) independent directors for appointment or election to the board of directors of the Company, and, for so long as Oramed Pharma holds, directly or indirectly, no less than a total of 2,153,846 Founder Shares or shares of common stock, Oramed has the right to select and nominate the other two (2) of the initial independent directors, all of whom must be “independent” within the meaning of applicable rules and interpretations of the Nasdaq Stock Market and the SEC, and the Company shall take all necessary or desirable actions as may be required under Applicable Law, listing rules, and the Amended and Restated Constitution of the Company to effect the appointment of such initial independent directors no later than as required thereunder. If applicable rules and interpretations of the Nasdaq Stock Market and the SEC require the Company to have more independent directors, each of HTIT and Oramed Pharma shall have the right to select and nominate an equal number of the additional initial independent directors if they are entitled to select and nominate independent directors under this Section 3.1.2.

3.1.3	For so long as Oramed Pharma holds, directly or indirectly, no less than a total of 2,153,846 Founder Shares or shares of common stock, the Company shall take all necessary or desirable actions as may be required under Applicable Law, listing rules, and the Amended and Restated Constitution to (a) cause up to two (2) individuals as designated by Oramed Pharma from time to time in consultation with the Company to be appointed as the directors of the Company as from the Initial Closing Date, and (b) cause the same individuals or another individuals designated by Oramed Pharma in consultation with the Company to be re-elected or appointed as the directors of the Company from time to time after the Initial Closing Date. Notwithstanding any other provision of this Agreement, under no circumstances shall Oramed Pharma have the right to select and nominate a majority of the directors of the Company.

3.1.4	The Company agrees to use its best efforts to ensure that the director appointment and nomination rights granted under the JVA and hereunder are effective and that the Parties enjoy the benefits thereof. Such actions include, without limitation, the inclusion of the names and bios of the directors as appointed or nominated into the proxy materials to the extent required by applicable rulings and interpretations of the Nasdaq Stock Market and the SEC, and use of the Company’s best efforts to cause the nomination and election of the directors as provided above. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 3.1.

3.1.5	In the absence of any designation from any party with the right to designate a director as specified above, the director previously designated by such party and then serving may be re-elected if willing to serve unless such individual has been removed as provided herein, and otherwise such board seat shall remain vacant until otherwise filled as provided above or as pursuant to the Amended and Restated Constitution.

3.1.6	Any director of the Company may be removed from the board of the Company, with or without cause, in the manner allowed by Applicable Law and the Amended and Restated Constitution, but only upon the vote or written consent of the persons entitled to designate such director pursuant to Section 3.1 hereof, as applicable.

3.1.7	The Company shall as from the Initial Closing Date maintain or procure the maintenance of reasonable director and officer indemnity insurance policies with one or more reputable insurance companies in respect of all directors of the Company. In all such insurance policies, the directors as designated by HTIT and Oramed Pharma, if applicable, in accordance with this Section 3.1 shall be named as an insured in such a manner as to provide such directors the same rights and benefits as are accorded to the most favourably insured of the Company’s directors. The Company shall as from the Initial Closing Date enter into an indemnification agreement in respect of each director as designated in accordance with this Section 3.1, to be entered into by the Company and such director, in the form of the indemnification agreements to which the other directors of the Company are parties as of the Initial Closing Date.

3.2	Related Party Transactions and Material Decisions

Section 3.9 (but not its following sub-sections) of the JVA shall be replaced by the following:

Subject to Applicable Law, except for those actions that are necessary to be taken to effect the Transactions (including any actions taken in anticipation of or in connection with an IPO in accordance with this Agreement), all decisions of any Group Company on the matters set forth below shall, in each case, require the affirmative vote of all of the holders of the Founder Shares or of a majority of the Board (including the affirmative vote of at least one (1) Director appointed by each of HTIT and Oramed, provided that such affirmative vote shall not be required on or after the earlier to occur of (i) the Listing Date and (ii) 30 April 2025) (whether by the shareholders or by the Board, as applicable) on the matters set forth below, provided that if any one of HTIT and Oramed (together with its Affiliates) holds in aggregate, directly or indirectly, less than a total of 2,153,846 Founder Shares or shares of common stock, the aforesaid affirmative vote of such holder of the Founder Shares shall only be required with respect to matters listed in Sections 3.9.2, 3.9.3, 3.9.4, 3.9.5, 3.9.9, 3.9.10 and 3.9.14 of the JVA. The Group Companies shall not take any action on the matters set forth below without approval of the Board (or of the Shareholders, if required by Applicable Law):

Solely for the removal of doubt, Sections 3.9.1-3.9.14 of the JVA remain unchanged.

3.3	IPO

Section 3.12 of the JVA shall be replaced by the following:

The Board may procure the Company to engage investment banks, and such other consultants and service providers as the Board may deem advisable in order to evaluate and prepare for an initial public offering (an “IPO”) of the Company.

Each Party undertakes that, upon the Board’s resolution to pursue an IPO, it shall (i) exercise its voting power in the Company to approve and cause such IPO to be consummated on reasonable terms and (ii) use its reasonable endeavours to take or cause to be taken all action, and do or cause to be done all things, necessary and reasonably requested by the Board in connection with such IPO, including unconditionally granting any and all consents or approvals, participating in meeting, presentations, road shows, drafting sessions, due diligence sessions and sessions with lenders, investors and rating agencies, and otherwise reasonably cooperating with the marketing efforts of the Company or any other Group Companies.

Upon the Board’s resolution to pursue an IPO and advice of the managing underwriters of such IPO, if any provision of this Agreement is found to contravene the requirements of the Applicable Laws, including any then applicable listing rules, regulations or guidance promulgated by the relevant stock exchange, or to conflict with the good practice customarily adopted in the comparable market, or would otherwise have material adverse impact on such IPO (including on the listing price thereof), the Parties shall discuss in good faith to terminate the relevant provisions, amend and/or restate this Agreement to conform with the relevant rules, regulations, guidance or good practice customarily adopted.

If requested by the Board upon advice of the managing underwriters of such IPO, each Shareholder agrees to execute customary lock-up agreements consistent with the foregoing obligations and proportional to its then shareholding in the Company.

3.4	Interim Covenants

Oramed Pharma and the Company agree that, from the completion of the JV Incorporation until the Initial Closing Date, except as (x) required by Applicable Law, or (y) as expressly contemplated or permitted by any other provision of the JVA, as amended and supplemented by this Agreement, or any other provision of the Transaction Documents, unless HTIT shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the Company shall, and Oramed Pharma shall procure the Company to, take commercially reasonable actions to preserve the Transferred Assets (as defined under the Oramed Asset Transfer Agreement) in all material respects after the Asset Transfer Closing Date (as defined under the Oramed Asset Transfer Agreement).

Subject to the preceding paragraph, until the earlier of the Initial Closing Date and termination of the JVA pursuant to Section 12 of the JVA, Oramed Pharma and the Company undertake to HTIT that, except as (1) required by Applicable Law, or (2) expressly contemplated or permitted by any other provision of the JVA, as amended and supplemented by this Agreement, or any other provision of the Transaction Documents, the Company shall not, directly or indirectly, do any of the following without the prior written consent of HTIT (which consent shall not be unreasonably withheld or delayed):

(a)	amend or otherwise change its Company Constitution, Amended and Restated Constitution or equivalent organizational documents;

(b)	issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, any shares of any class or other equity or equity-linked securities of the Company, including without limitation, any Founder Shares;

(c)	authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of the securities of the Company;

(d)	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital, convertible securities or other rights exchangeable into or convertible or exercisable for any of its shares, or any other equity or equity-linked securities of the Company;

(e)	enter into any contract, agreement, understanding, arrangement with any third party (whether oral or written) other than those expressly permitted under the Oramed Asset Transfer Agreement;

(f)	any matters listed in Section 3.9 of the JVA;

(g)	enter into any amendment or waiver under the Oramed Asset Transfer Agreement;

(h)	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

3.5	Sections 3.2.2.1 and 3.2.2.2 of the JVA shall be deleted in their entirety.

3.6	Section 3.2.10 of the JVA shall be replaced by the following:

3.2.10 Committees. The Board may from time to time after the Initial Closing, form any committees (including a nomination committee, and a compensation committee) as it deems necessary for the operation of the Group, and designate members of such committee, provided that the function, authority, decision making mechanism and operation of any of the committees shall be subject to the delegation and authorization by the Board in each case in the Amended and Restated Constitution.

3.7	The Parties agree that Section 3 of the JVA, as amended and supplemented by this Agreement, excluding Sections 3.12 and 3.13 of the JVA, shall cease to have effect and terminate automatically, without any further action by any Party, upon the earlier to occur of (x) the Listing Date and (y) 30 April 2025.

4.	New Securities and Share Transfers

4.1	Subject to Section 4.5 of this Agreement and the requirements of Applicable Laws, each of HTIT Sub and Oramed Pharma irrevocably agrees with the Company and the other Parties that, from the Listing Date until one hundred and twenty (120) days after the Listing Date, it will not (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, make any short sale or otherwise transfer or dispose of, directly or indirectly, any Equity Securities of the Company owned as of the Listing Date (the “Locked Securities”); (2) enter into any swap or other agreement that transfers to another person or entity, in whole or in part, any of the economic consequences of ownership of the Locked Securities, whether any such transaction described in subsection (1) above or this subsection (2) is to be settled by delivery of Equity Securities of the Company, in cash or otherwise; (3) make any written demand for or exercise any right with respect to, the registration of any Equity Securities of the Company; or (4) publicly disclose the intention to do any of the foregoing.

4.2	Each of HTIT Sub and Oramed Pharma acknowledges that Section 4.1 of this Agreement is a material inducement to the Company and the other Parties to complete the transactions contemplated by the JVA, as amended and supplemented by this Agreement, and the Company and the other Parties shall be entitled to specific performance of its obligations under Section 4.1 of this Agreement.

4.3	In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of the Equity Securities of the Company if such transfer would constitute a violation or breach of Section 4.1 of this Agreement.

4.4	Section 4.1 of this Agreement shall not apply to any transactions as contemplated by Section 7 of this Agreement, including without limitation, the Share Swap in accordance with Section 7.3 of this Agreement.

4.5	Sections 4.2, 4.3, 4.5, and 4.6 of the JVA shall cease to have effect and terminate automatically, without any further action by any Party, immediately after the Listing Date. Sections 4.1 to 4.4 of this Agreement shall be conditional upon and subject to the occurrence of the Listing Date, and shall have no force or effect until the Listing Date.

4.6	Section 4.1 of the JVA shall not apply to the Second Closing.

4.7	Section 4.3 of the JVA shall be replaced by the following:

All share certificates of the Company issued in physical form to any shareholders, shall bear the following legend, to the extent not contrary to any Applicable Law and as well as any other legends required under any Applicable Law:

“THESE SHARES ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE JOINT VENTURE AGREEMENT DATED 22 JANUARY 2024, AS AMENDED BY THE Ancillary Agreement Completion Protocol and Supplemental Agreement DATED 27 JANUARY 2025, BY AND AMONG CERTAIN SHAREHOLDERS OF THE COMPANY (AS AMENDED FROM TIME TO TIME) (THE “AGREEMENT”) AND THE COMPANY’S ARTICLES OF INCORPORATION AND BYLAWS. A COPY OF SUCH AGREEMENT IS ON FILE AT THE REGISTERED OFFICES OF THE COMPANY. THE SALE, TRANSFER OR OTHER DISPOSITION OF THESE SHARES IS SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING CERTAIN RESTRICTIONS ON TRANSFERABILITY) OF THE AGREEMENT AND SUCH SHARES ARE TRANSFERABLE ONLY UPON PROOF OF COMPLIANCE THEREWITH. ANY ATTEMPT TO SELL, TRANSFER OR OTHERWISE DISPOSE OF THESE SHARES OTHER THAN IN COMPLIANCE WITH THE AGREEMENT SHALL BE NULL AND VOID.

IN ADDITION, THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.”

5.	Closing; Completion Funding

Section 5 of the JVA shall be replaced in its entirety with the following:

5.1	Closing

5.1.1	Subject to the then satisfaction (or waiver) of all of the applicable Closing Conditions with respect to the Initial Closing set forth in Sections 5.4 of this Agreement, the initial closing of the transactions contemplated by the JVA and this Agreement (the “Initial Closing”) shall take place remotely, by electronic means (via email and/or PDF) or by such other means as the Parties shall agree, at 10:00 am Israel time, on a date to be specified in the Closing Notice which shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of each of the Closing Conditions with respect to the Initial Closing (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver of those conditions at such time) or at such other time as the Parties agree (the “Initial Closing Date”).

5.1.2	Subject to the duly completion of the Initial Closing in accordance with the JVA and this Agreement and the then satisfaction (or waiver) of all of the applicable Closing Conditions with respect to the Second Closing set forth in Sections 5.4 of this Agreement, unless terminated earlier in accordance with Section 12.3A of the JVA, the second closing of the transactions contemplated by the JVA and this Agreement (the “Second Closing”) shall take place remotely, by electronic means (via email and/or PDF) or by such other means as the Parties shall agree, at 10:00 am Israel time, on a date to be specified in the Closing Notice which shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of each of the Closing Conditions with respect to the Second Closing (other than those conditions that by their nature are to be satisfied at the Second Closing, but subject to the satisfaction or waiver of those conditions at such time) or at such other time as the Parties agree (the “Second Closing Date”). In the event that the Parties fail to consummate the Second Closing on or before 30 April 2025 solely due to the failure to satisfy HTIT’s closing condition under Section 5.4.2.8 of this Agreement, the Parties shall consummate the Second Closing on or before 31 May 2025.

5.1.3	The Initial Closing and the Second Closing shall be deemed a “Closing” under the JVA and this Agreement. The Initial Closing Date and the Second Closing Date shall be deemed a “Closing Date” under the JVA and this Agreement.

5.2	Transactions at Initial Closing

At the Initial Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

5.2.1	Closing Deliverables of Company

5.2.1.1	The Company shall allot and issue to HTIT Sub 100 Founder Shares and 6,153,746 shares of common stock and to Oramed 100 Founder Shares and 1,153,746 shares of common stock (the “Initial Closing Subscription Shares”) in accordance with the Applicable Law and the Company Constitution, free from all Encumbrances except for any created by the Transaction Documents, and with all rights attached thereto at the Initial Closing Date, such that, the capitalization of the Company immediately upon Initial Closing shall be the same as the percentages and other information as set forth under Part IV of Schedule 2.

5.2.1.2	The Company shall duly register each of HTIT Sub and Oramed Pharma as the holder of its corresponding Initial Closing Subscription Shares in the Company’s updated record of shareholders dated the Initial Closing Date, and deliver a copy of such updated record of shareholders certified to be a true copy by the company secretary, registered agent or the counterpart under the Applicable Law of the jurisdiction of incorporation of the Company finally determined (the “Company Secretary”) to each of HTIT Sub and Oramed Pharma.

5.2.1.3	The Company shall deliver to HTIT Sub a copy of the list of directors of the Company certified to be a true copy by the Company Secretary evidencing that the composition of the Board shall be five (5) Directors and the appointment of all the Directors designated and appointed in accordance with Sections 3.1.1 and 3.1.3 of this Agreement.

5.2.1.4	The Company shall deliver to each of HTIT Sub and Oramed Pharma a share certificate, duly completed in the name of HTIT Sub and Oramed Pharma reflecting their respective ownership of such Founder Shares opposite their name under Part IV of Schedule 2.

5.2.1.5	The Company shall deliver to HTIT Sub copies of duly adopted board resolutions and shareholders’ resolutions of the Company approving the Transaction Documents and the Transactions (including the Initial Closing and the Second Closing).

5.2.1.6	The Company shall, and Oramed Pharma shall procure the Company to, take all necessary action that may be required to provide for the adoption by the Company of the Amended and Restated Constitution, in such final form as determined in accordance with Section 2.3.4 above (or as otherwise agreed by Oramed Pharma and HTIT), the Company shall file the Amended and Restated Constitution with the Secretary of State of the State of Nevada, and the Company shall deliver to HTIT Sub a copy of the Amended and Restated Constitution.

5.2.1.7	The Company shall deliver to the relevant Parties a countersigned copy of each of the Intercompany Agreements and other Transaction Documents to which it is a party and which shall take effect or delivered on or prior to the Initial Closing, if not delivered earlier.

5.2.2	Closing Deliverables of HTIT

5.2.2.1	At the Initial Closing, HTIT shall deliver to the Company (i) a duly executed share application letter (or corresponding document in the JV Incorporation jurisdiction) for its relevant number of Initial Closing Subscription Shares; and (ii) the duly completed and executed consents to act and director’s particulars forms for the appointment of such persons as HTIT Sub may nominate as directors of the Company with effect from the Initial Closing pursuant to the terms of this Agreement.

5.2.2.2	At the Initial Closing, HTIT shall pay or cause to be paid $40 million (the “HTIT Initial Investment Amount”) to the Company by transfer of immediately available funds in US dollars to such bank account of the Company as indicated in the Closing Notice.

5.2.2.3	At the Initial Closing, HTIT shall deliver to Oramed and the Company, the following:

5.2.2.3.1	Copies of duly adopted board resolutions and/or shareholder’s resolutions of each of HTIT Biotech and HTIT Sub approving the Transaction Documents and the Transactions;

5.2.2.3.2	A countersigned copy of each of the Intercompany Agreements that shall take effect on or prior to the Initial Closing and to which HTIT or any of its Affiliates is a party, if not already delivered earlier; and

5.2.2.3.3	A copy of the wire instructions evidencing payment of the HTIT Initial Investment Amount to the Company.

5.2.3	Closing Deliverables of Oramed

5.2.3.1	At the Initial Closing, Oramed shall deliver to the Company a duly executed share application letter (or corresponding document in the JV Incorporation jurisdiction) for its relevant number of Initial Closing Subscription Shares;

5.2.3.2	At the Initial Closing, Oramed shall pay or cause to be paid $7.5 million (the “Oramed Initial Investment Amount”) to the Company by transfer of immediately available funds in US dollars to such bank account of the Company as indicated in the Closing Notice.

5.2.3.3	At the Initial Closing, Oramed shall deliver to HTIT and the Company a copy of the wire instructions evidencing payment of the Oramed Initial Investment Amount to the Company.

5.2.3.4	At the Initial Closing, Oramed shall deliver to HTIT and the Company, the following:

5.2.3.4.1	Copies of duly adopted board resolutions of each of Oramed Pharma and Oramed Ltd. approving the Transaction Documents and the Transactions (including the Initial Closing and the Second Closing);

5.2.3.4.2	A countersigned copy of each of the Intercompany Agreements that shall take effect on or prior to the Initial Closing and to which Oramed or any of its Affiliates is a party, if not already delivered earlier; and

5.2.4	Closing Deliverables of all Parties. To the extent that any Intercompany Agreements have not been executed prior to the Initial Closing, each Party shall execute and deliver to the other Parties a copy of each Intercompany Agreement to which such Party is a party.

5.2.5	First Payment of Deposit after Initial Closing. Immediately after the consummation of the Initial Closing and the Company’s receipt of HTIT Initial Investment Amount, the Company shall make a non-refundable deposit to HTIT Sub of $20 million in accordance with Section 5.3 of the HTIT Supply Agreement.

5.3	Transactions at Second Closing

At the Second Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

5.3.1	Closing Deliverables of Company

5.3.1.1	The Company shall allot and issue 3,076,923 shares of common stock to HTIT Sub and 1,153,846 shares of common stock to Oramed Pharma (the “Second Closing Subscription Shares”) in accordance with the Applicable Law and the Company Constitution, free from all Encumbrances except for any created by the Transaction Documents, and with all rights attached thereto at the Second Closing Date, such that, the capitalization of the Company immediately upon Second Closing shall be the same as the percentages and other information as set forth under Part V of Schedule 2 which reflects, for the removal of doubt, that HTIT will own more than 50% of the Shares of the Company on a fully-diluted basis.

5.3.1.2	The Company shall duly register each of HTIT Sub and Oramed Pharma as the holder of its corresponding Second Closing Subscription Shares in the Company’s updated record of shareholders dated the Second Closing Date, and deliver a copy of such updated record of shareholders certified to be a true copy by the Company Secretary to each of HTIT Sub and Oramed Pharma.

5.3.1.3	The Company shall deliver to each of HTIT Sub and Oramed Pharma a share certificate, duly completed in the name of HTIT Sub and Oramed Pharma and reflecting their respective ownership of such Second Closing Subscription Shares opposite their names under Part V of Schedule 2.

5.3.2	Closing Deliverables of HTIT

5.3.2.1	At the Second Closing, HTIT shall deliver to the Company a duly executed share application letter (or corresponding document in the JV Incorporation jurisdiction) for its relevant number of Second Closing Subscription Shares.

5.3.2.2	At the Second Closing, HTIT shall pay or cause to be paid $20 million (the “HTIT Second Investment Amount”, together with HTIT Initial Investment Amount, collectively “HTIT Investment Amount”) to the Company by transfer of immediately available funds in US dollars to such bank account of the Company as indicated in the Closing Notice.

5.3.2.3	At the Second Closing, HTIT shall deliver to Oramed and the Company a copy of the wire instructions evidencing payment of the HTIT Second Investment Amount to the Company.

5.3.3	Closing Deliverables of Oramed

5.3.3.1	At the Second Closing, Oramed shall deliver to the Company a duly executed share application letter (or corresponding document in the JV Incorporation jurisdiction) for its relevant number of Second Closing Subscription Shares.

5.3.3.2	At the Second Closing, Oramed shall pay or cause to be paid $7.5 million (the “Oramed Second Investment Amount”, together with the Oramed Initial Investment Amount, the “Oramed Investment Amount”) to the Company by transfer of immediately available funds in US dollars to such bank account of the Company as indicated in the Closing Notice.

5.3.3.3	At the Second Closing, Oramed shall deliver to HTIT and the Company a copy of the wire instructions evidencing payment of the Oramed Second Investment Amount to the Company.

5.3.4	Second Payment of Deposit after Second Closing. Immediately after the consummation of the Second Closing and the Company’s receipt of HTIT Second Investment Amount, the Company shall make a non-refundable deposit to HTIT Sub of $10 million in accordance with Section 5.3 of the HTIT Supply Agreement.

5.4	Closing Conditions

The respective obligations of HTIT, Oramed (or, as applicable to cause the Company to effect) and/or the Company to effect a Closing shall be subject to the satisfaction, at or prior to the relevant Closing Date, of the following conditions (“Closing Conditions”), any of which (other than Governmental Approvals) may be waived:

5.4.1	General Conditions Precedent. The obligations of HTIT, Oramed and the Company to complete a Closing are subject to and conditional upon the satisfaction (or waiver by HTIT and Oramed in writing, in whole or in part, in their respective sole discretion) of the following Closing Conditions.

5.4.1.1	No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of preventing, enjoining, restraining, prohibiting or otherwise making the Transaction Documents or the Transactions illegal.

5.4.1.2	PRC Outbound Investment Approval. All of the PRC Outbound Investment Filings and Approvals have been duly completed and obtained, provided, however, that after HTIT has provided the Funding Confirmation Document to Oramed and Oramed has commenced the Spin Off, paid the IIA Redemption Fee or taken other actions in reliance thereon, this Closing Condition shall be irrevocably deemed to have been satisfied.

5.4.1.3	IIA Approval. The IIA Approval shall have been obtained without imposing any material adverse conditions, restrictions, or obligations on the Company or its business and shall not have been revoked, suspended, modified or rescinded by the IIA; Oramed shall have duly paid the IIA Redemption Fee; and Oramed shall have delivered to HTIT and the Company copies of the IIA Approval and the sufficient evidence showing the payment of the IIA Redemption Fee.

5.4.1.4	Accuracy of Representations. Solely with respect to the Initial Closing, each of the representations and warranties of the Company set forth in this Agreement shall be true, correct, and complete in all respects as of the date of the JVA, as amended and supplemented by this Agreement, and as of the Initial Closing Date as if made on and as of the Initial Closing Date (or, if given as of a specific date, at and as of such date).

5.4.1.5	Compliance with Interim Period Obligations. Solely with respect to the Initial Closing, the Company shall have performed and complied with all covenants and obligations under each of the Transaction Documents required to be performed and complied with by it at or prior to the Initial Closing Date.

5.4.1.6	Bank Account. The Company shall have opened a bank account with a reputable international bank in the USA as HTIT and Oramed mutually determine which has cleared all requirements and procedure requisite for receiving funds from both Shareholders, including any in respect of anti-money laundering examination or “know-your-customer” review or otherwise, such that the bank account shall be immediately available for receiving the HTIT Investment Amount and Oramed Investment Amount on the relevant Closing Date; and the Company shall have added an authorized signatory of such bank account designated by HTIT (“HTIT Signatory”) prior to the Initial Closing to the effect that no proceeds may be withdrawn from such bank account without the explicit authorization of HTIT Signatory (in addition to a signatory appointed by Oramed) immediately after the Initial Closing, provided that HTIT shall procure the designated HTIT Signatory to follow and implement the resolutions of the Company’s board of directors concerning the cash management of such bank account prior to the Initial Closing. For the removal of doubt, (a) HTIT will provide all necessary documents and information to the bank in connection with the HTIT Signatory to complete the bank’s customary identity verification process, including the physical presence of the HTIT Signatory at the bank branch to execute relevant documents, and (b) the Company may remove the HTIT Signatory in the event that the Initial Closing does not occur by the Initial Closing Deadline (as defined below), and HTIT and/or the HTIT Signatory shall execute any document necessary to give effect to such decision by the Company.

5.4.1.7	Ancillary Agreement Completion. The Ancillary Agreement Completion shall have occurred.

5.4.1.8	Second Closing. Solely with respect to the Second Closing, the Initial Closing shall have been duly consummated in accordance with this Agreement.

5.4.2	HTIT’s Conditions Precedent. Subject to Section 5.4.1, the obligations of HTIT to complete a Closing are subject to and conditional upon the satisfaction by Oramed and/or the Company, on or prior to the relevant Closing Date, (or waiver by HTIT in writing, in whole or in part, in its sole discretion) of the following Closing Conditions.

5.4.2.1	Accuracy of Representations. Each of the representations and warranties of Oramed and the Company as set forth in the JVA and this Agreement shall be true, correct, and complete in all material respects as of the date of the JVA and this Agreement, respectively, and as of the applicable Closing Date as if made on and as of the applicable Closing Date (or, if given as of a specific date, at and as of such date).

5.4.2.2	Compliance with Interim Period Obligations. Solely with respect to the Initial Closing, Oramed and the Company shall have performed and complied with all covenants and obligations under this Agreement and each of the Transaction Documents required to be performed and complied with by it at or prior to the Initial Closing Date. Solely with respect to the Second Closing, Oramed shall have performed and complied in all material respects with all covenants and obligations under this Agreement and each of the Transaction Documents required to be performed and complied with by it at or prior to the Second Closing Date.

5.4.2.3	Spin Off. Solely with respect to the Initial Closing, the Spin Off shall have been duly completed in accordance with this Agreement, Applicable Law, and rules of the applicable stock exchange.

5.4.2.4	Completion of Asset Transfer. Solely with respect to the Initial Closing, (i) the Asset Transfer Closing (as defined in the Oramed Asset Transfer Agreement) shall have been duly consummated in accordance with the Oramed Asset Transfer Agreement; (ii) all closing conditions as specified in Section 8.1 of the Oramed Asset Transfer Agreement shall have been satisfied; (iii) no representation or warranty given by any party to the Oramed Asset Transfer Agreement is untrue or misleading; (iv) there shall have been no amendment or waiver under the Oramed Asset Transfer Agreement; (v) there shall be no material breach or non-fulfilment of any covenant, undertaking, agreement, or obligation to be performed pursuant to the Oramed Asset Transfer Agreement by any party thereto; and (vi) the recordal of transfer of ownership of all of the Business Registered IP (as defined in the Oramed Asset Transfer Agreement) in France, Germany, Switzerland, South Korea, and Japan shall have been duly completed.

5.4.2.5	Completion of Asset Transfer (Second Closing). Solely with respect to the Second Closing, (i) the recordal of transfer of ownership of all of the Business Registered IP (as defined in the Oramed Asset Transfer Agreement) in the United States shall have been duly completed; and (ii) Oramed and the Company shall have completed the transfer to the Company of the relevant regulatory files related to the US Phase 3 Trial (as defined in the Oramed Asset Transfer Agreement) and the registration of the Company as the applicant or holder of the IND (as defined in the Oramed Asset Transfer Agreement) related to the US Phase 3 Trial filed with the FDA.

5.4.2.6	Majority Ownership. Solely with respect to the Initial Closing, immediately after the Initial Closing, HTIT will own more than 50% of the Shares of the Company on a fully-diluted basis.

5.4.2.7	Closing Certificate. Solely with respect to the Initial Closing, Oramed and the Company shall have delivered to HTIT a certificate, dated the Initial Closing Date, signed by their respective senior executive officer or director, certifying as to the satisfaction of the conditions specified in Section 5.4.1.3 (IIA Approval), Section 5.4.1.4 (Accuracy of Representations), Section 5.4.1.5 (Compliance with Interim Period Obligations), Section 5.4.2.1 (Accuracy of Representations), Section 5.4.2.2 (Compliance with Interim Period Obligations), Section 5.4.2.3 (Spin Off), Section 5.4.2.4 (Completion of Asset Transfer) of this Agreement, and Section 5.4.2.6 (Majority Ownership), as of the Initial Closing Date.

5.4.2.8	Listing Approval. Solely with respect to the Second Closing, no Second Closing shall be consummated before 30 April 2025 unless the shares of common stock of the Company has been approved for listing and trading on the Nasdaq Stock Market prior to 30 April 2025.

5.4.3	Oramed’s Conditions Precedent. Subject to Section 5.4.1, the obligations of Oramed to complete a Closing are subject to and conditional upon the satisfaction by HTIT, on or prior to the relevant Closing Date, (or waiver by Oramed in writing, in whole or in part, in its sole discretion) of the following Closing Conditions.

5.4.3.1	Accuracy of Representations. Each of the representations and warranties of HTIT set forth in this Agreement shall be true, correct, and complete in all material respects as of the date of this Agreement and as of the relevant Closing Date as if made on and as of the relevant Closing Date (or, if given as of a specific date, at and as of such date).

5.4.3.2	Compliance with Interim Period Obligations. Solely with respect to the Initial Closing, HTIT shall have performed and complied with all covenants and obligations under each of the Transaction Documents required to be performed and complied with by it at or prior to the Initial Closing Date.

6.	Representations and Warranties

The following sections shall be added at the end of Section 6 of the JVA.

6.4 Additional Representations and Warranties of Oramed and the Company.

Oramed and the Company jointly and severally represent and warrant to HTIT that each statement contained in Sections 6.4.1 and 6.4.2 will be true and accurate as of each Closing Date and that each statement contained in Sections 6.4.3-6.4.9 will be true and accurate as of the Initial Closing Date, and the Company further represents and warrants that each such statement will be true and accurate as of the Second Closing Date.

6.4.1 None of the information supplied or to be supplied in writing by or on behalf of the Company and Oramed to be included or incorporated by reference, as applicable, in any Spin Off Disclosure Document will, at the respective times such are filed with the SEC or are first mailed to the shareholders of Oramed Pharma, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Spin Off Disclosure Document will comply as to form with respect to the information provided by the Company and Oramed in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. Notwithstanding the foregoing, neither the Company nor Oramed makes any representations or warranties with respect to any information supplied by, or required to be supplied by, HTIT for inclusion or incorporation by reference, as applicable, in any Spin Off Disclosure Document.

6.4.2 The Company and Oramed will deliver to HTIT a true, correct and complete copy of the Oramed Asset Transfer Agreement on the Initial Closing Date. There are no amendment or waiver under the Oramed Asset Transfer Agreement. Other than the Oramed Asset Transfer Agreement, there are no agreements, contracts, arrangements or understandings (whether oral or written) relating to the Transferred Assets (as defined under the Oramed Asset Transfer Agreement) between or among the Company on the one hand, and Oramed and their respective Subsidiaries and Affiliates on the other hand.

6.4.3 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in the United States.

6.4.4 The authorized capital of the Company consists, immediately prior to the Initial Closing (subject to any changes caused by the Share Swap), of 50,000,200 shares divided into 50,000,000 shares of common stock, of which 5,000,000 are outstanding, and 200 Founder Shares, of which 0 (zero) are outstanding. The outstanding shares of the Company are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act, and any relevant state securities laws, or pursuant to valid exemptions therefrom. The Parts IV and V of Schedule 2 set forth the capitalization table of the Company immediately after the Initial Closing and Second Closing (respectively) reflecting all the outstanding and authorized Equity Securities of the Company and their respective record owners.

6.4.5 There are no outstanding options, warrants, rights (including conversion or pre-emptive rights) or agreements for the purchase or acquisition from the Company of any Equity Securities, other than as contemplated by the JVA, this Agreement and the other Transaction Documents. Other than in connection with the transactions contemplated by the JVA, this Agreement and the other Transaction Documents, the Company is not a party or subject to any agreement or understanding, and, there is no agreement or understanding to which the Company or Oramed is a party, that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

6.4.6 The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

6.4.7 All corporate action on the part of the Company and Oramed, their respective officers, directors and stockholders necessary for the transactions contemplated by the JVA, this Agreement and the other Transaction Documents, including without limitation, the Spin Off, has been taken or will be taken prior to a Closing (provided that Oramed be responsible for the Company’s compliance with this representation only in relation to the Initial Closing). The JVA, this Agreement and the other Transaction Documents constitute valid and legally binding obligations of the Company and Oramed enforceable in accordance with their terms.

6.4.8 There is no action, suit, proceeding or investigation pending currently threatened against the Company or Oramed or any of their respective officer or director, (i) that questions the validity of the JVA, this Agreement or the other Transaction Documents or their right to enter into such agreements or to consummate the transactions contemplated hereby or thereby, or (ii) that questions the Spin Off or the Spin Off Disclosure Document.

6.4.9 The consummation of the Spin Off will not (i) conflict with or violate any provisions of the certificate of incorporation or bylaw of Oramed Pharma and the Company Constitution or the Amended and Restated Constitution; (ii) violate any Applicable Law applicable to Oramed Pharma or the Company or by which any of their respective properties or other assets are bound; (iii) result (with or without notice, lapse of time or both) in any breach or violation, default or loss of a benefit under, or a right of guaranteed payment, or permit the acceleration or termination of any obligation under or require any consent under, any agreement, understanding, contract or arrangement, in each case whether oral or written, to which the Company or by which any of their respective properties or other assets are bound; (iv) result in the creation or imposition of any Encumbrance upon any properties or other assets of the Company.

6.5 Indemnity.

6.5.1 Survival. The representations and warranties contained in Section 6.4 of the JVA, as amended and supplemented by this Agreement, shall survive the Closing and shall remain in full force and effect for a period of three years following the earlier of the Second Closing Date or the Second Closing Deadline, except that the representations and warranties of Oramed under Sections 6.4.2 to 6.4.9 of the JVA, as amended and supplemented by this Agreement will survive for the applicable statute of limitations.

6.5.2 General. Oramed shall defend, hold harmless and indemnify HTIT, together with the senior management, directors, employees thereof, as applicable (the “HTIT Indemnified Persons”) from and against, and shall pay and reimburse each of them for, any and all Indemnifiable Losses actually incurred or sustained by, or imposed upon, any of them to the extent based upon, arising out of or in connection with any breach of any of the representations, warranties, and undertakings of Oramed under Section 6.4 of the JVA (as amended above in this Agreement). The Company shall indemnify, defend and hold harmless HTIT Indemnified Persons, from and against any and all Indemnifiable Losses of the HTIT Indemnified Persons relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any of the Spin Off Disclosure Documents (including in any amendments or supplements thereto), other than any such statement or omission in the Spin Off Disclosure Documents to the extent provided in writing by HTIT and primarily concerning HTIT.

6.5.3 Notwithstanding anything to the contrary, Oramed’s liability with respect to fraud and willful misconduct shall not be subject to any limit under this Section 6.5.

6.5.4 If an Indemnified Person receives notice of the assertion or commencement of an Action made, brought by or in conflict with any Person (“Claim”) against such Indemnified Person that the Indemnified Person has determined has given or would reasonably be expected to give rise to a right of indemnification under this Section 6, the Indemnified Person shall provide Oramed with written notice of the Claim at the earliest opportunity but in any event within seven (7) Business Days of receiving such Claim, indicating the nature of the Claim and the basis therefor and including all related documents; provided that any failure to give such reasonably prompt written notice shall only relieve Oramed of its indemnification obligations to the extent that Oramed actually forfeits rights or defenses by reason of such failure. Oramed shall have the right, at its option, to participate in and/or assume the defense of, at its own cost and by its counsel, any such Claim involving the asserted liability of the Indemnified Person; provided that Oramed shall not have the right to assume the defense of a Claim if Oramed or its Affiliate is also a party to such Claim and the Indemnified Person determines in good faith that joint representation would render the defense of the Indemnified Person ineffective.

6.5.5 If Oramed shall undertake to assume the defense of or settle any such asserted Claim, it shall promptly notify the Indemnified Person of its intention to do so, and the Indemnified Person shall agree to cooperate with Oramed and its counsel in the defense against, or settlement of, any such asserted liability; provided, however, that Oramed shall not, as part of any settlement or other compromise, admit to liability for which Oramed is not fully indemnifying the Indemnified Person or agree to an injunction with respect to activities of any Indemnified Person without the written consent of the Indemnified Person. Notwithstanding an election by Oramed to assume the defense of any Claim as set forth above, such Indemnified Person shall have the right (at its own cost if Oramed has elected to assume such defense) to employ separate counsel and to participate in the defense of any Claim. All costs incurred by an Indemnified Person in connection with enforcement of its rights under this Section 6.5 shall also be reimbursed by Oramed promptly after final determination that such Indemnified Person is entitled to indemnification by Oramed.

6.5.6 Oramed’s indemnification obligations in accordance with this Section 6.5 shall be the sole remedy for any breach of its obligations under Section 6.4.

7.	Conduct Between Signing and Closing

7.1	IIA Approval

7.1.1	Section 7.4.1 of the JVA shall be replaced in its entirety by the following:

Without any prejudice to the generality of the provisions under Sections 7.1 to 7.3, Oramed shall promptly initiate the application to the IIA for assignment of all the IIA-funded Transferred IP (which comprise a part of the Oramed Transferred Assets) to the Company, no later than five (5) Business Days after the Effective Date, file with the IIA the IIA Application, and use its best efforts to take all actions necessary or desirable to obtain the IIA Approval as soon as practicable. Oramed shall pay the IIA Redemption Fee to the IIA no later than five (5) Business Days after HTIT provides the Funding Confirmation Document.

7.2	Following Section 7.4 of the JVA, Section 7.4A (titled “IP Transfer and Spin Off”) shall be added as follows:

7.2.1	(Section 7.4A.1) The Oramed Asset Transfer Agreement will be executed as set forth in Section 2.3.4 of this Agreement above, and all the transactions contemplated thereby shall be consummated as soon as possible, including completion of the Asset Transfer Closing as defined in the Oramed Asset Transfer Agreement and in accordance with the terms set forth therein.

7.2.2	(Section 7.4A.2) As soon as possible after the Effective Date and after receiving the Funding Confirmation Document, Oramed and the Company shall (i) complete the transactions as contemplated under the Oramed Asset Transfer Agreement as soon as possible, (ii) procure all necessary Governmental Approvals (including filing of any required Spin Off Disclosure Document with the SEC) and third-party consents for the distribution of no less than 60% of Oramed Pharma’s Company shares held at such time, as an in-kind distribution, to the shareholders of Oramed Pharma as of the Record Date, and (iii) consummate and effect such in-kind distribution so that immediately upon such distribution the issued and outstanding shares of the common stock of the Company shall be as set forth in Part III of Schedule 2 (limbs (ii) and (iii) collectively, the “Spin Off”).

7.2.3	(Section 7.4A3) Oramed shall use best efforts to ensure (a) all closing conditions as specified in Section 8.1 of the Oramed Asset Transfer Agreement shall be satisfied as soon as possible; and (b) all preconditions arising under any Applicable Law with respect to the Spin Off by virtue of its shares listed on TASE shall be satisfied as soon as possible, or alternately shall have delisted its shares from TASE.

7.2.4	(Section 7.4A.4) Notwithstanding the above, Oramed may postpone the completion of any of the above steps related to the IIA Redemption Fee, Spin Off, or performance of its obligations under the Oramed Asset Transfer Agreement only if HTIT fails to provide the Funding Confirmation Document, provided that if HTIT provides the Funding Confirmation Document, Oramed shall promptly resume any of the above steps without delay.

7.3	Following Section 7.4A of the JVA (as amended above), Section 7.4B (titled “Share Swap”) shall be added as follows:

7.3.1	(Section 7.4B.1) It is agreed that HTIT may exchange its shareholdings in Oramed Pharma for common stock in the Company any time following the Spin Off and prior to or upon the Listing Date, calculated based on a price to be agreed between the Parties prior to the Initial Closing (the “Share Swap”).

7.3.2	(Section 7.4B.2) For the sake of efficiency and reducing transaction costs, Oramed and the Company shall take reasonable steps to facilitate the execution of such exchange in a privately-negotiated transaction, assuming that the Share Swap will be executed immediately after the Spin Off. This shall include any disclosure or other preparatory steps which may be advisable prior to the Spin Off and/or the Listing Date.

7.4	Following Section 7.4B of the JVA (as amended above), Section 7.4C (titled “Publications”) shall be added as follows:

(Section 7.4C) Notwithstanding Section 7.4.2 of the JVA, and without derogating from and subject to Section 11 of the JVA: all documentation pertaining to the Transaction, including, but not limited to, the incorporation of the Company and submissions to the SEC/Nasdaq concerning the Spin Off and subsequent listing of the common stock of the Company, shall be subject to review and approval by both Oramed and HTIT prior to submission to the relevant regulatory authorities. Either party must give feedback to any request within 48 hours so as to ensure a fast and efficient process. Lack of response within this time period will be deemed to be agreement unless a prior written notice has been submitted to extend such period for up to an additional 48 hours. Each Party will be fully responsible for the accuracy and completeness of any information that it provides to the other Parties to be included in such publications.

7.5	Actions Prior to the Spin Off

Prior to the completion of the Spin Off and subject to the terms and conditions set forth herein, Oramed and the Company shall take, or cause to be taken, the following actions in connection with the Spin Off:

7.5.1	Securities Law and Related Matters. The Company shall, and Oramed Pharma shall procure the Company to, (i) file all required Spin Off Disclosure Documents, including exhibits and any such other documentation which is necessary or desirable to effectuate the Spin Off and any amendments or supplements thereto as may be necessary or advisable, including, in case of any registration statement filed in connection with the Spin-Off, to cause such registration statement to become and remain effective as required by the SEC or federal, state or other applicable securities laws; and (ii) take all such action as may be necessary or advisable under the securities or blue sky laws of the United States (and any comparable laws under any non-U.S. jurisdiction) and applicable rules of stock exchange in connection with the Spin Off.

7.5.2	Resolutions. Oramed Pharma and the Company shall take all necessary corporate actions to effectuate and authorize the Spin Off and other related actions or transactions contemplated under the JVA, as amended and supplemented by this Agreement, including but not limited to the necessary board approvals and shareholders’ approvals, as applicable.

7.5.3	Directors and Officers. Upon or prior to the completion of the Spin Off, Oramed Pharma and the Company shall take all necessary actions so that as of the Initial Closing Date, the directors and executive officers of the Company shall be those set forth in the applicable Spin Off Disclosure Document and the initial chief scientific officer of the Company shall be Miriam Kidron, Ph.D., unless otherwise agreed by the Parties.

7.5.4	Consultation. Oramed Pharma and the Company shall seek, consider and take comments with respect of the Spin Off (including without limitation, comments to the applicable Spin Off Disclosure Document and the listing application to the Nasdaq Stock Market) and the executive officers of the Company appointed on or before the Initial Closing from HTIT in good faith before effecting and consummating the Spin Off.

7.5.5	Solvency and Surplus Tests. The boards of directors of Oramed Pharma and the Company shall be satisfied that each of Oramed Pharma and the Company will be solvent and adequately capitalized immediately after the Spin Off and Oramed Pharma has sufficient surplus to distribute the shares of the common stock of the Company to be distributed upon the consummation of the Spin Off.

Oramed Pharma and the Company shall cooperate and use reasonable best efforts to effect and consummate the Spin Off as soon as possible after the conditions as set forth under Section 5.4.2.4 (Completion of Asset Transfer) (other than the condition under Section 5.4.2.4(vi)) and Section 7.4A3 of the JVA being satisfied. Such efforts shall include taking the actions as specified in Section 7.5 of this Agreement properly on a timely basis.

7.6	The Parties acknowledge that the section numbers in Sections 7.5 and 7.6 of the JVA are different from those in this Agreement and that any cross-references to sections in the original JVA shall be updated to refer to the relevant sections in this Agreement.

7.7	HTIT shall promptly deliver such Know Your Customer (KYC) information that the Company Secretary requires prior to the Initial Closing to complete its internal compliance checks and satisfy any requirements of the Company’s bank.

8.	Non-Competition

Any reference to the “Closing” in Section 8 of the JVA shall be changed to reference to the “Initial Closing” as defined in this Agreement.

9.	Additional Undertakings

9.1	Any reference to the “Closing” and “Closing Date” in Sections 9.1 and 9.2 of the JVA shall be changed to reference to the “Initial Closing” and “Initial Closing Date”, respectively, each as defined in this Agreement.

9.2	Subject to the consummation of the Initial Closing, the Parties shall use reasonable best effort to effect the listing and trading of the common stock of the Company on the Nasdaq Stock Market as soon as possible after the Initial Closing (in no event later than 30 April 2025).

9.3	Between the date hereof and the Second Closing, Oramed and the Company shall and shall allow HTIT reasonable access to the Company after having received sufficient prior notice by causing the Company to permit the HTIT, or any representative thereof, to (a) visit and inspect the properties of the Company (including without limitation the Transferred Assets after the completion of the Asset Transfer Closing), (b) inspect the contracts, books of account, records, ledgers, and other documents and data of the Company, (c) discuss the business, affairs, finances and accounts of the Company with officers and employees of the Company and Oramed, including without limitation, the transactions as contemplated by the Oramed Asset Transfer Agreement, and (d) review such other information as HTIT reasonably requests (including, without limitation, the status of the Transferred Assets and the implementation of the IP Transfer Plan (each as defined under the Oramed Asset Transfer Agreement)), in such a manner so as not to unreasonably interfere with their normal operations and subject to specific arrangements for information which is highly commercially sensitive. Oramed and the Company shall notify HTIT of the completion of the Asset Transfer Closing in writing as soon as possible after the Asset Transfer Closing takes place.

10.	Expenses

10.1	Transaction Expenses

10.1.1	All costs and expenses incurred by HTIT or Oramed in connection with entering into or performance of this Agreement or the other Transaction Documents, including all third-party legal, accounting, financial advisory, consulting fees and expenses or any fees and expenses to be paid to any third party or Governmental Authority with respect to any regulatory approvals or third party consents required, or such other fees and expenses incurred in connection with the due diligence, drafting, negotiation, execution, performance or completion of the Transactions (other than any amount incurred by the Company under Section 10.1.2 below) (the relevant Party’s “Transaction Expenses”), shall be borne by the Party incurring such cost or expense. Notwithstanding the foregoing, subject to the completion of the Initial Closing, the Company shall reimburse each of HTIT (collectively) and Oramed (collectively) an amount of $500,000 on account of their Transaction Expenses. Such reimbursement shall be transferred by the Company no later than fourteen (14) days after the Initial Closing, simultaneously to both HTIT and Oramed.

10.1.2	All costs and expenses incurred in connection with the listing of the common stock of the Company on The Nasdaq Stock Market shall be borne by the Company. For the avoidance of doubt, any costs and expenses incurred in connection with the Spin-Off, which are incurred prior to the listing of the common stock of the Company on The Nasdaq Stock Market, shall be borne solely by Oramed and considered as part of Oramed’s Transaction Expenses.

10.1.3	All operational expenses incurred by Oramed for the phase 3 clinical trial for oral insulin in the United States with reference number ORA-D-013-3 conducted by Oramed for the benefit of the Company from 1 January 2024 through the Initial Closing Date (the “Oramed R&D Expenses”) shall be reimbursed by the Company, provided that such Oramed R&D Expenses shall be notified by Oramed to the Company and HTIT and shall be reimbursed by the Company on or after the completion of the Initial Closing, and in any event no later than fourteen (14) days after the Initial Closing, subject to the provision by Oramed of a detailed breakdown of the Oramed R&D Expenses actually incurred by Oramed, supported by valid documentation, at least twenty-one (21) days prior to the Initial Closing. The Parties shall complete the verification of the amount of the Oramed R&D Expenses as soon as possible after such amount is available for verification by the Parties, provided that Oramed shall provide assistance to the other Parties for verifying the Oramed R&D Expenses by promptly replying to relevant questions from the other Parties and providing supporting documentations. In the event HTIT or the Company has any comments or objections to certain expenses included in the Oramed R&D Expenses, which comments or objections shall have been provided to Oramed in writing prior to the Initial Closing, the disputed amounts shall be temporarily deducted from the reimbursement under this Section 10.1.3. The chairman of each of Oramed and HTIT will discuss in good faith to resolve the disputed amounts and reach an agreement as promptly as possible.

10.2	Taxes. Section 10.3 of the JVA shall be replaced in its entirety by the following:

10.2.1	Each of the Parties shall bear all Taxes arising from the Transactions and the Spin Off pursuant to the requirements of Applicable Laws.

11.	Confidentiality

11.1	In Section 11.4.2 of the JVA, the phrase “In connection with periodic reports to their shareholders or partners” shall be replaced by the phrase “In connection with periodic or immediate reports to their shareholders or partners.”

12.	Effectiveness; Termination; Effect of Termination

12.1	The reference to the “Closing” in Sections 12.1, 12.2, 12.3 and 12.5 of the JVA shall be changed to reference to the “Initial Closing” as defined in this Agreement.

12.2	Section 12.3.1 is mutually waived by the Parties and shall be deleted in its entirety.

12.3	Section 12.3.2 of the JVA shall be amended as follows:

12.3.1	“Closing Deadline” be replaced by “Initial Closing Deadline” and shall mean 30 April 2025. (Solely for the removal of doubt, “Closing Extension Period” shall continue to mean an additional 30 days thereafter.)

12.3.2	References to Sections 5.3.1, 5.3.2, 5.3.3, and 5.3 of the JVA shall refer respectively to Sections 5.4.1, 5.4.2, 5.4.3, and 5.4 of this Agreement.

12.4	The following Section 12.3A shall be added into the JVA:

12.3A Without derogating from the Parties’ rights under any Applicable Law, Section 5 of this Agreement with respect to the Second Closing may be terminated by written notice of HTIT or Oramed to the other Parties at any time prior to the Second Closing, if the Second Closing shall not have occurred by the date being 1 September 2025 or other later date agreed by HTIT and Oramed in writing (the “Second Closing Deadline”) provided, however, that the right to terminate Section 5 of this Agreement with respect to the Second Closing under this Section 12.3A shall not be available (i) to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the consummation of the Second Closing, as applicable, to occur on or before the Second Closing Deadline and such action or failure to act constitutes a breach of this Agreement; (ii) to Oramed, if the failure to consummate the Second Closing is solely due to the failure to satisfy the closing conditions set forth in Section 5.4.2.5 of this Agreement, or (iii) to any Party, if the failure to consummate the Second Closing is solely due to the failure to satisfy HTIT’s closing condition under Section 5.4.2.8 of this Agreement.

12.5	In the event of termination of Section 5 of this Agreement with respect to any Closing, except as expressly provided herein, no Party shall have any claim hereunder against any other Party, save in respect of any claim arising out of any antecedent breach under the Agreement giving rise to claims, actions, remedies or other causes for relief (including injunctive relief or specific performance).

13.	Miscellaneous

13.1	Without derogating from Section 1.1 above, Sections 11 (Confidentiality), 13 (Language), 14 (Governing Law), 15 (Dispute Resolution), 16 (Notices), and 17 (Miscellaneous) shall apply to this Agreement.

13.2	If any obligation or other provision of the JVA and this Agreement is found to contravene the requirements of the Applicable Laws, including any then applicable listing rules, regulations or guidance promulgated by the relevant stock exchange, the Parties shall discuss in good faith to terminate or amend the relevant provisions, and/or to amend and/or restate the JVA and this Agreement to conform with the relevant rules, regulations, or guidance.

14.	Joinder Agreement

The Parties hereto acknowledge, agree and confirm that, by the execution of this Agreement, the Company shall be deemed to be a party to the JVA, as amended and supplemented by this Agreement, and the Company shall have all of the rights and obligations of the “Company” thereunder, as the case may be, as if it had executed the JVA. The Company hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the JVA, as amended and supplemented by this Agreement.

15.	Schedules

15.1	Schedule 1 of the JVA shall be replaced with Schedule 1 attached hereto.

15.2	Schedule 2 of the JVA shall be replaced with Schedule 2 attached hereto.

[signature page to follow]

Execution

[signature page to an Ancillary Agreement Completion Protocol and Supplemental Agreement

dated February 7, 2025

In witness whereof the Parties hereto have duly executed this Agreement on the date first above written above.

Hefei Tianhui Biotech Co., Ltd.		Oramed Pharmaceuticals Inc.

By:	/s/ Gao Xiaoming	By:	/s/ Nadav Kidron
Name:	Gao Xiaoming	Name:	Nadav Kidron
Title:	Chairman	Title:	CEO

By:	/s/ Joshua Hexter
Name:	Joshua Hexter
Title:	COO

Technowl Limited		Oramed Ltd.

By:	/s/ Gao Xiaoming	By:	/s/ Nadav Kidron
Name:	Gao Xiaoming	Name:	Nadav Kidron
Title:	Chairman	Title:	CEO

By:	/s/ Joshua Hexter
Name:	Joshua Hexter
Title:	COO

Oramed NewCo, Inc.

By:	/s/ Nadav Kidron
Name:	Nadav Kidron
Title:	Chairman

Attachments:

Schedule 1 – Corporate Structure as of JV Incorporation and Initial Closing

Schedule 2 – Capitalization

Schedule 1

Part I

Corporate Structure as of JV Incorporation

Part II

Corporate Structure as of Initial Closing

Note:

*	these figures are based on the assumptions that as of the Spin Off, Oramed Pharma has 40,181,704 shares outstanding and entitled to the Spin Off distribution, that HTIT holds 1,155,367 of those shares, and that Oramed Pharma will distribute 60% of its shares in the Company.

** This corporate structure does not take into account the Share Swap.

Schedule 2

Capitalization

Part I Capitalization as of JV Incorporation

	Common Stock		Founder Shares
Shareholder	Shares	Percentage of Class	Shares	Percentage of Class	Total Percentage
HTIT Sub	0	0	0	N/A	0
Oramed Pharma	1	100%	0	N/A	100%
Public	0	0	0	N/A	0
Total Issued	1	100%	0	N/A	100%
Total Authorized	1,000	N/A	0	N/A	N/A

Part II Capitalization upon completion Asset Transfer Closing

	Common Stock		Founder Shares
Shareholder	Shares	Percentage of Class	Shares	Percentage of Class	Total Percentage
HTIT Sub	0	0	0	N/A	0
Oramed Pharma	5,000,000	100%	0	N/A	100%
Public	0	0	0	N/A	0
Total Issued	5,000,000	100%	0	N/A	100%
Total Authorized	50,000,000	N/A	200	N/A	N/A

Part III Capitalization upon completion of Spin Off

	Common Stock		Founder Shares
Shareholder	Shares	Percentage of Class	Shares	Percentage of Class	Total Percentage
HTIT Sub	86,261	1.73%	0	N/A	1.73%
Oramed Pharma	2,000,000	40.00%	0	N/A	40.00%
Public	2,913,739	58.27%	0	N/A	58.27%
Total Issued	5,000,000	100%	0	N/A	100%
Total Authorized	50,000,000	N/A	200	N/A	N/A

*	Note: the figures here and below are based on the assumptions that as of the Spin Off, Oramed Pharma has 40,181,704 shares outstanding and entitled to the Spin Off distribution, that HTIT holds 1,155,367 of those shares, and that Oramed Pharma will distribute 60% of its shares in the Company. The shares attributed here to HTIT Sub may be held by HTIT’s Affiliate which holds the shares of Oramed Pharma directly.

Part IV Capitalization upon Initial Closing

	Common Stock		Founder Shares
Shareholder	Shares	Percentage of Class	Shares	Percentage of Class	Total Percentage
HTIT Sub	6,240,007	50.70%	100	50%	50.70%
Oramed Pharma	3,153,746	25.62%	100	50%	25.63%
Public	2,913,739	23.67%	0	0	23.67%
Total Issued	12,307,492	100%	200	100%	100%
Total Authorized	50,000,000	N/A	200	N/A	N/A

Part V Capitalization upon Second Closing

	Common Stock
Shareholder	Shares	Total Percentage
HTIT Sub	9,317,030	56.34%
Oramed Pharma	4,307,692	26.05%
Public	2,913,739	17.62%
Total Issued	16,538,461	100%
Total Authorized	50,000,200	N/A

Part VI – Capitalization upon issuance of ATA Second Tranche Shares upon Second Closing.

	Common Stock
Shareholder	Shares	Total Percentage
HTIT Sub	9,317,030	50.47%
Oramed Pharma	6,230,769	33.75%
Public	2,913,739	15.78%
Total Issued	18,461,538	100%
Total Authorized	50,000,200	N/A

Part VII – Capitalization upon issuance of ATA Second Tranche Shares if Second Closing was Terminated.

	Common Stock
Shareholder	Shares	Percentage of Class
HTIT Sub	6,240,107	43.85%
Oramed Pharma	5,076,923	35.68%
Public	2,913,739	20.47%
Total Issued	14,230,769	100%
Total Authorized	50,000,200	N/A

Note: the figures in Parts V, VI and VII are calculated on an as-converted basis.

Exhibit C

Execution Version

OPTION AGREEMENT

This Option Agreement (the “Agreement”) is entered into as of [__] 2025 by and among:

a.	Oramed NewCo, Inc., a limited liability company incorporated and existing under the laws of Nevada with company registration number E41597362024-7 and its registered office at c/o Capitol Corporate Services, Inc., 716 N. Carson t. #B, Carson City, NV 89701 (the “Company”);

b.	Hefei Tianhui Biotech Co., Ltd., a limited liability company incorporated under the laws of the People’s Republic of China and registered with the registered address at No. 199 Fanhua Road Hefei Economic & Technological Development Area, Hefei, Anhui, PRC (“HTIT Biotech”);

c.	Technowl Limited, a private company limited by shares incorporated under the laws of Hong Kong with company number 3336333 and its registered office at Room 1002, 10/F, Carnival Commercial Building, 18 Java Road, North Point, Hong Kong (“HTIT Sub”);

(HTIT Biotech and HTIT Sub, collectively, “HTIT”)

Each of the parties under the above items (a) through (c) shall be referred to herein as a “Party” and together as the “Parties”.

WHEREAS	the Company, HTIT Biotech, HTIT Sub, Oramed Pharmaceuticals Inc. and Oramed Ltd. entered into a Joint Venture Agreement dated 22 January 2024 (“JVA”), as amended and supplemented by that certain Ancillary Agreement Completion Protocol and Supplemental Agreement dated as of February 7, 2025 (“Supplemental Agreement”), concerning the establishment, shareholding and governance of the Company;

WHEREAS	the Parties agree that HTIT Sub shall be granted the right to make additional investment in the Company by subscribing for and purchasing additional Shares in the share capital of the Company, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.	Definitions. Terms which are capitalized and not otherwise defined under this Agreement, shall have the meaning set out under section 1 of the JVA and Supplemental Agreement, and the following terms shall have the meaning specified:

1.1.	“Exercise Amount” shall mean the investment amount in U.S. dollars, indicated in the Option Exercise Notice.

1.2.	“Exercise Period” shall mean the period commencing on the Second Closing Date and expiring on the third (3rd) anniversary of the Second Closing Date.

1.3.	“Exercise Price” shall have the meaning given in Section 3.3.1.

1.4.	“HTIT Option” shall have the meaning given in Section 3.1.

1.5.	“JVA” shall have the meaning given in the recital of this Agreement.

1.6.	“Option Closing” shall have the meaning given in Section 3.4.1.

1.7.	“Option Exercise Notice” shall have the meaning given in Section 3.2.2.

1.8.	“Option Holder” shall mean HTIT Sub or any of its permitted assignee(s) or transferee(s) pursuant to Section 8.2 of this Agreement.

1.9.	“Option Shares” shall mean any Shares issued by the Company to Option Holder or any of its permitted assignee(s) or transferee(s) pursuant to this Agreement, in an amount equal to the Exercise Amount divided by the applicable Exercise Price. For the avoidance of doubt, all Option Shares issued pursuant to this Agreement, once issued, shall be considered Shares for all purposes under the JVA, and shall be held by Option Holder or any of its permitted assignee(s) or transferee(s) in accordance with all applicable provisions of the JVA and this Agreement.

1.10.	“Original Exercise Price” shall have the meaning given in Section 3.3.1.

1.11.	“Maximum Exercise Amount” shall be $20,000,000.

1.12.	“Minimum Exercise Amount” shall be $5,000,000.

2.	Interpretation.

2.1.	“Fully-diluted” or any variation thereof means all of the issued and outstanding Shares, treating the maximum number of Shares issuable under any issued and outstanding securities of the Company that are exercisable or exchangeable for or convertible into any Equity Securities in the Company, and all Shares reserved for issuance under any ESOP then in effect, as issued and outstanding.

2.2.	“As-converted” or any variation thereof means that the calculation should be made assuming that all the issued and outstanding preferred shares of the Company have been converted into Shares.

2.3.	interpretation set out under sections 1.2 and 1.3 of the JVA shall apply to this Agreement.

3.	Grant of Option.

3.1.	Grant of Option. The Company hereby irrevocably grants to Option Holder the right, exercisable at Option Holder’s sole discretion and at any time during the Exercise Period to make additional investment in the Company by subscribing for and purchasing additional Shares in the share capital of the Company, at the subscription price equal to the then applicable Exercise Price, and in an aggregate investment amount up to the Maximum Exercise Amount on the terms and conditions set out hereunder (the “HTIT Option”). For the avoidance of doubt and notwithstanding anything herein to the contrary, the HTIT Option shall not be revocable by the Company or any governing body thereof upon the issuance thereof in accordance with the terms and conditions of this Agreement.

3.2.	Exercise of Options. Option Holder shall have the right (not obligation) to exercise the HTIT Option at any time and from time to time during the Exercise Period, but in each event in accordance with the following:

3.2.1.	Option Holder may exercise the HTIT Option in one or more tranches during the Exercise Period, provided that the investment amount that Option Holder makes to the Company in each tranche shall be no less than the Minimum Exercise Amount, and in aggregate (together with all previous tranches of investment then already made by Option Holder through exercising the HTIT Option) shall not exceed the Maximum Exercise Amount.

3.2.2.	Option Holder may exercise the HTIT Option by sending to the Company a written notice (the “Option Exercise Notice”) duly signed by Option Holder. An Option Exercise Notice shall specify (i) the Exercise Amount that Option Holder commits to invest and (ii) the corresponding number of Option Shares (based on the then applicable Exercise Price). An Option Exercise Notice duly delivered to the Company shall constitute a legally binding contract between the Company and Option Holder for the issuance and purchase of the number of Option Shares specified in the Option Exercise Notice free from all Encumbrances except for restrictions expressly set forth in this Agreement, the JVA and under the Company Constitution, and with all rights attached thereto at the date of the applicable Option Closing.

3.3.	Exercise Price.

3.3.1.	The subscription price payable by Option Holder to the Company for each Option Share (the “Exercise Price”) shall be [$][1] per Option Share originally and immediately upon the Second Closing under the Supplemental Agreement (the “Original Exercise Price”), as adjusted solely pursuant to the adjustment provided under Section 3.3.2. For the avoidance of doubt, the Original Exercise Price reflects a post-money valuation of the Company of $200,000,000 as of the Second Closing under the Supplemental Agreement and immediately prior to the first time exercise of the HTIT Option and with respect to such first time exercise of the HTIT Option, and the Maximum Exercise Amount shall be representing 10% of the total issued and outstanding share capital of the Company prior to the Option Closing with respect to such first time exercise of the HTIT Option assuming that the Company has not completed any equity financing or any other transaction where any investment has been made to the Company after the Second Closing under the JVA and before the Option Closing. For the avoidance of doubt, in the event that the Company issues any additional Equity Securities, the shareholding percentage in the Company of Option Holder with respect to the Option Shares will be diluted as if the Option Shares had been issued at the Exercise Price on the Second Closing of the JVA.

3.3.2.	If the Company shall at any time or from time to time after the Second Closing Date and during the Exercise Period, implement any share splits, share dividends, combinations, recapitalizations or similar transactions (the “Corporate Actions”), the Exercise Price shall be equitably and proportionally adjusted so as to provide and preserve, without any disadvantage, the same economic benefit to Option Holder as if such Corporate Actions had not taken place. The Company shall provide adequate notice to the Option Holder detailing the adjustment methodology and resulting changes to the Exercise Price to the Option Holder within a reasonable time after execution of such Corporate Actions, and in any event the Company shall notify the other Parties prior to Option Closing if any such adjustments were not accurately reflected in the Option Exercise Notice.

3.4.	Option Closing.

3.4.1.	Completion of the issuance of the Option Shares (the “Option Closing”) to Option Holder pursuant to this Agreement shall occur within ten (10) days following the delivery of an Option Exercise Notice by Option Holder (and if such date is not a Business Day, then on the first Business Day thereafter), at the offices of the Company, or at such other time and place as may be agreed in writing by the Parties.

3.4.2.	In the event that Option Holder exercises the HTIT Option in multiple tranches, a separate Option Closing shall occur for each tranche.

3.4.3.	Each Option Closing shall occur subject to the satisfaction (or waiver by the Company) of the condition that each of the representations and warranties of Option Holder set forth in this Agreement shall be true and correct in all material respects at the relevant Option Closing as if made anew as of such time.

[1]	Equal to the per-share price calculated by dividing $200,000,000 by the total amount of shares of the Company immediately after the Second Closing on a fully-diluted basis.

3.5.	Actions at Option Closing. At the Option Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no such transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered.

3.5.1.	Company Deliverables. At the Option Closing, the Company shall:

3.5.1.1.	allot and issue to Option Holder the Option Shares as fully paid up and free and clear of any Encumbrances (except as created by the JVA or the Company Constitution);

3.5.1.2.	deliver or procure the delivery to Option Holder of i) a copy of record of shareholders of the Company certified to be a true copy by the company secretary, registered agent or the counterpart under the Applicable Law of the jurisdiction of incorporation of the Company reflecting that Option Holder as the owner of the Option Shares referred to in the relevant Option Exercise Notice as of the date of the Option Closing, (ii) a share certificate duly completed in the name of Option Holder and reflecting its ownership of the Option Shares referred to in the relevant Option Exercise Notice;

3.5.1.3.	deliver or procure the delivery to Option Holder such other documents as may be necessary to effectuate the issuance of the Option Shares referred to in the relevant Option Exercise Notice to Option Holder; and

3.5.1.4.	deliver certified copies of the resolutions of the board of directors of the Company duly passed for approving the issuance of the Option Shares by the Company pursuant to this Agreement.

3.5.2.	Option Holder Deliverables. At the Option Closing, Option Holder shall:

3.5.2.1.	deliver to the Company (i) to the extent required by Applicable Law, a duly executed share application letter (or corresponding document in the jurisdiction of incorporation of the Company) for the Option Shares referred to in the relevant Option Exercise Notice duly executed by Option Holder; and (ii) such other Know Your Customer (KYC) information that the Company Secretary may require to complete its internal compliance checks and satisfy any requirements of the Company’s bank.

3.5.2.2.	to the extent Option Holder is not already a Shareholder, a joinder agreement in the form agreed between HTIT and the Company, whereby Option Holder shall assume the rights and obligations in the capacity as a Shareholder with respect to the Option Shares issued to it; and

3.5.2.3.	deliver to the Company a certificate confirming the satisfaction of the conditions set forth in Section 3.4.3 as of the Option Closing; and

3.5.2.4.	pay or cause to be paid the applicable Exercise Amount to the Company by transfer of immediately available funds in U.S. dollars to such bank account of the Company, which shall be notified to Option Holder in writing at least ten (10) Business Days prior to the Option Closing.

4.	Representations and Warranties.

4.1.	Representations and Warranties of the Company and HTIT Sub. Each of Option Holder and the Company makes the representations and warranties set out under section 6.1 of the JVA as applicable mutatis mutandis (including disclosure of any updates to Schedule 1 to the JVA) to the other Parties as of the date of this Agreement and as of the date of the applicable Option Closing.

4.2.	Additional Representations and Warranties of the Company. The Company represents and warrants to Option Holder that each statement contained in this Section 4.2 is true and accurate as of the date of this Agreement, and will be true and accurate as of the date of the applicable Option Closing (as though made then and as though the date of the applicable Option Closing was substituted for the date of this Agreement throughout this Section 4.2).

4.2.1.	The Company has the right to issue the Option Shares free from all Encumbrances except for restrictions expressly set forth in the JVA and the Company Constitution and all the Option Shares are fully paid or credited as fully paid subject to payment of the Exercise Amount by Option Holder.

4.2.2.	The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or the Company’s shareholders in connection herewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law. No registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) is required for the offer and sale of the Option Shares by the Company to the Option Holder as contemplated hereby. The Company is relying upon the exemption from the registration requirements of Regulation S promulgated under the Securities Act and has met all requirements, and taken all necessary actions, to make the issuance, sale and delivery of the Option Shares. The issuance and sale of the Option Shares hereunder does not contravene the listing rules of the exchanges on which the securities of the Company are listed or designated, if applicable. Neither the Company, nor any of its affiliates, nor, to the knowledge of the Company, any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Option Shares to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of the listing rules of the exchanges on which the securities of the Company are listed or designated, if applicable.

4.3.	Additional Representations and Warranties of Option Holder. Option Holder represents and warrants to the other Parties that each statement contained in this Section 4.3 is true and accurate as of the date of this Agreement, and will be true and accurate as of the date of the applicable Option Closing (as though made then and as though the date of the applicable Option Closing was substituted for the date of this Agreement throughout this Section 4.3).

4.3.1.	Purchase for Own Account. Option Holder will purchase the HTIT Option and the Option Shares for its own account and not with a view to or in connection with the sale or distribution of such securities or any part thereof.

4.3.2.	Eligible Holder. Option Holder is an entity that on a fully-diluted and as-converted basis, Mr. Gao Xiaoming, counting in all his direct and indirect shareholding in HTIT Sub and all Option Holders, through his Affiliates and other related Persons (including his then shareholding in HTIT Biotech), will in aggregate be the largest ultimate beneficial owner of equity interest in the aggregate of Shares held by HTIT Sub and all Option Holders.

4.3.3.	No Additional Representations. Option Holder hereby acknowledges and agrees that the Company does not make any representations or warranties to Option Holder, express or implied, other than the representations and warranties set forth in Section 4.1 or 4.2 above. Option Holder has not received or relied on any representations and warranties from the other Parties in making its decision regarding the exercise of the HTIT Option.

4.3.4.	Independent Investigation. Option Holder has undertaken independent investigation and has been provided with and has evaluated such documents and information regarding the Company as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the exercise of the HTIT Option.

5.	Further assurance. Each of the Parties agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by Applicable Law or as Option Holder may reasonably require, whether on or after the applicable Option Closing, to implement and/or give effect to the issuance of the Option Shares and the other transactions contemplated by this Agreement including, without limitation, convening of all meetings, giving all waivers and consents and the passing of all resolutions and shall do or procure to be done all other acts and things as may be necessary under Applicable Law or under the Company Constitution or otherwise in relation to the Company to give effect to the provisions of this Agreement and the exercise of the HTIT Option in accordance with the terms and conditions hereunder. The Company hereby covenants and agrees that at all times there shall be reserved sufficient number of authorized and unissued Option Shares for issuance and delivery upon exercise of the HTIT Option. The Company will take all such action as may be necessary to assure that the HTIT Option and the Option Shares shall be issued as provided herein without violation of any Applicable Law (including, without limitation, all applicable federal and state securities laws).

6.	Confidentiality. The terms and conditions of this Agreement and any notices exchanged in connection herewith, shall constitute Confidential Information under the JVA.

7.	Term and Termination.

7.1.	This Agreement shall become effective on the Second Closing Date, and shall remain in effect until the earlier of (i) the third (3rd) anniversary of the Second Closing Date, and (ii) the termination of the JVA and the Supplemental Agreement in accordance with the terms and conditions thereunder.

7.2.	In the event of the termination of this Agreement, this Agreement shall be of no further effect, except for Section 6 and Section 8 each of which shall survive the termination of this Agreement.

8.	Miscellaneous.

8.1	Sections 13 (Language), 14 (Governing Law), 15 (Dispute Resolution), 16 (Notices) and 17 (Miscellaneous) (other than sections 17.11 and 17.12) of the JVA shall apply mutatis mutandis to this Agreement. With respect to Section 16 (Notices) of the JVA, any notice to be delivered to any Party, shall be delivered to all Parties.

8.2	Except as otherwise expressly provided herein, this Agreement will inure for the benefit of, and be binding upon the Parties, the respective successors in title and personal representatives of each Party. This Agreement is personal to the Parties and the rights and obligations hereunder are not capable of assignment without mutual consent of the Parties, except that Option Holder shall be entitled to assign and transfer at its sole discretion, the HTIT Option, at any time or from time to time, during the Exercise Period, in whole or in part, to any Person, provided that (i) after such transfer, on a fully-diluted and as-converted basis, Mr. Gao Xiaoming, counting in all his direct and indirect shareholding in HTIT Sub and all Option Holders (either HTIT Sub or any assignee(s) or transferee(s)), through his Affiliates and other related Persons (including his then shareholding in HTIT Biotech), will in aggregate be the largest ultimate beneficial owner of equity interest in the aggregate of Shares held by HTIT Sub and all Option Holders, (ii) the assignor and assignee Option Holder shall deliver to the Company and to the other Parties, a written notice of such assignment, including sufficient information on its holding structure to demonstrate compliance with the aforesaid limb (i), and (iii) such assignment and transfer shall not be in violation of any Applicable Law and shall not have material adverse impact on an IPO then approved by the Board for the Company to pursue in accordance with the JVA and the Company Constitution. Without derogating from any other remedy, in the event of any assignment not in compliance with the foregoing provisions, such assignment shall have no effect, Section 4.5 of the JVA shall apply mutatis mutandis to the Option Shares underlying such assignment.

8.3	This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party hereto and Oramed Pharmaceuticals Inc. (“Oramed”), and otherwise as expressly set forth herein.

8.4	Except as otherwise provided explicitly hereunder, the terms of this Agreement are not intended to be enforceable by any Person who is not a party to this Agreement and a Person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any of the terms of this Agreement, provided that Oramed is hereby designated as a third party beneficiary under Section 8.3 of this Agreement.

[Signature page to follow]

[signature page to an Option Agreement]

IN WITNESS WHEREOF the Parties have signed this Agreement as of the date first hereinabove set forth.

Oramed NewCo, Inc.	Hefei Tianhui Biotech Co., Ltd.

By:	By:
Name:	Name:
Title:	Title:

Technowl Limited

By:
Name:
Title:

Exhibit E

FORM OF JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement on [________] [pursuant to section [4.4 / 9.1] of the Joint Venture Agreement dated 22 January 2024, as amended and supplemented on __ _______ 2025, entered into by and among, Oramed NewCo, Inc. (the “Company”), HTIT Hefei Tianhui Biotech Co., Ltd., Oramed Pharmaceuticals Inc., a Nasdaq listed company (Nasdaq: ORMP) and certain other parties thereto (as amended, modified, restated, or supplemented from time to time, the “Joint Venture Agreement”)] / [in connection with the exercise of HTIT Option in accordance with the Option Agreement dated [________] 2025, entered into by and among HTIT, the Company and certain other parties thereto (the “Option Agreement”) and the Joint Venture Agreement dated 22 January 2024, entered into by and among, the Company, HTIT Hefei Tianhui Biotech Co., Ltd., Oramed Pharmaceuticals Inc., a Nasdaq listed company (Nasdaq: ORMP) and certain other parties thereto (as amended, modified, restated, or supplemented from time to time, the “Joint Venture Agreement”)]. Capitalized terms used but not defined in this Joinder Agreement shall have the meanings ascribed to them under the Joint Venture Agreement [or if not already defined under the Joint Venture Agreement, under the Option Agreement].

By executing and delivering this Joinder Agreement to the Company, the undersigned hereby acknowledges, agrees and confirms that, it is [the transferee of certain Shares in accordance with the provisions of the Joint Venture Agreement (the “Transferred Shares”)] / [the subscriber of the Option Shares] and it has become a party to, shall be bound by, and shall comply with all the provisions of the Joint Venture Agreement and shall have all of the rights and obligations of a Shareholder thereunder with respect to the Transferred Shares / Option Shares from the date hereof as if the undersigned had executed the Joint Venture Agreement.

For the avoidance of doubt, the undersigned hereby makes the representations and warranties set out under section 6.1 of the JVA as of the date hereof to the other Parties.

The address and contact details of the undersigned for any notice to be sent under the Joint Venture Agreement shall be as follows:

Address:	[●]
Attention:	[●]
Telephone:	[●]
Email:	[●]

This Joinder Agreement shall be governed by and construed in accordance with the laws of Singapore without reference to principles of conflicts of law that would cause the application of the laws of any other jurisdiction, and provisions under sections 16, 17 and 18 of the Joint Venture Agreement are incorporated herein, mutatis mutandis, by this reference and shall apply to this Joinder Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Execution

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as a deed as of the date first written above.1

SIGNED, SEALED AND DELIVERED as a deed	)
for and on behalf of [NAME OF COMPANY]	)
by [NAME OF AUTHORISED SIGNATORY]	)
in the presence of:	)
Signature

[signature of witness]

Witness
Name: [●]
Address: [●]

[1]	Note to Draft: The signing party should check and confirm whether the execution form here complies with the formalities requirement under the laws of the jurisdiction of its incorporation for execution of deeds.